SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

URBAN ONE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     ☐ No fee required.

     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Urban One, Inc.
1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910
301-429-3200

PLEASE NOTE THAT DUE TO THE GLOBAL CORONAVIRUS PANDEMIC, THE 2020 ANNUAL
STOCKHOLDERS MEETING WILL BE TELEPHONIC WITH NO PHYSICAL LOCATION

April 29, 2020

Dear Fellow Stockholder:

    You are cordially invited to attend the 2020 annual meeting of stockholders of Urban One, Inc. ("Urban One"), to be held on Tuesday, June 16, 2020 at 9:30 a.m. Eastern Time.  Due to the global coronavirus pandemic, the 2020 annual meeting of stockholders will be held exclusively via live teleconference on June 16, 2020, at 9:30 A.M., Eastern Time.  There will not be a physical meeting location.  The 2020 annual meeting can be accessed by calling toll free 1-844-291-6362 and entering the access code 3638640 at the prompt.  You will be able to listen to the meeting live and submit questions during the question and answer period.  You will be voting online prior to the meeting by following the instructions on your proxy card.  We encourage you to allow ample time for dial-in prior to the call. Please note that you will not be able to attend the meeting in person.

   A replay of the 2020 annual meeting will be available from 12:30 p.m. EDT June 16, 2020 until 11:59 p.m. EDT June 17, 2020. Callers may access the replay by calling 1-866-207-1041; international callers may dial direct (+1) 402-970-0847. The replay access code is 7916922. Access to live audio and a replay of the conference call will also be available on Urban One's corporate website at www.urban1.com. The replay will be made available on the website for seven days after the 2020 annual meeting.

 Prior to the meeting, the Class A and Class B stockholders will be asked to vote on several proposals, all of which are described in detail in the attached proxy statement. Also made available are Urban One's Annual Report on Form 10-K for the year ended December 31, 2019 and, if you are a holder of Class A or Class B common stock, a proxy card.

    If you are a Class A or Class B stockholder, it is important that your shares be represented and voted at the meeting.  Thus, we are offering you three voting methods: (i) by proxy; (ii) by internet voting; and (iii) by phone voting.

    If you choose to vote by proxy, after reading the attached proxy statement, please complete, sign, date and promptly return the proxy card in the enclosed self-addressed envelope.  No postage is required if it is mailed in the United States.   In light of the unique circumstances of the global pandemic, your cooperation in promptly returning your completed proxy card is greatly appreciated.

    In addition to voting by proxy, you may  use  the  internet  to  transmit  your  voting  instructions  and  for  electronic delivery of information up until 11:59 p.m. Eastern Time June 15, 2020.  Online voting is available at www.proxyvote.com.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

    Similarly, you may vote by phone by dialing 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time June 15, 2020.  Have your proxy card in hand when you call and then follow the instructions.

 We look forward to your telephonic attendance at the annual meeting.

                                            Sincerely,

                                              Alfred C. Liggins, III
                                              Chief Executive Officer

URBAN ONE, INC.
1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910
301-429-3200
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2020
9:30 a.m.

PLEASE NOTE THAT DUE TO THE GLOBAL CORONAVIRUS PANDEMIC, THE 2020 ANNUAL
STOCKHOLDERS MEETING WILL BE TELEPHONIC WITH NO PHYSICAL LOCATION

_______________

    NOTICE IS HEREBY GIVEN that the 2020 annual meeting of stockholders of Urban One, Inc., a Delaware corporation ("Urban One"), will be held on Tuesday, June 16, 2020 at 9:30 a.m. Eastern Time.  Due to the global coronavirus pandemic, the 2020 annual meeting of stockholders will be held exclusively via live teleconference on June 16, 2020, at 9:30 A.M., Eastern Time.  There will not be a physical meeting location.   The 2020 annual meeting can be accessed by calling toll free 1-844-291-6362 and entering the access code 3638640 at the prompt.  You will be able to listen to the meeting live and submit questions during the question and answer period.  You will be voting online prior to the meeting by following the instructions on your proxy card.   We encourage you to allow ample time for dial-in prior to the call.  Please note that you will not be able to attend the meeting in person.

   A replay of the 2020 annual meeting will be available from 12:30 p.m. EDT June 16, 2020 until 11:59 p.m. EDT June 17, 2020. Callers may access the replay by calling 1-866-207-1041; international callers may dial direct (+1) 402-970-0847. The replay access code is 7916922. Access to live audio and a replay of the conference call will also be available on Urban One's corporate website at www.urban1.com. The replay will be made available on the website for seven days after the 2020 annual meeting.

   The 2020 annual meeting of the stockholders is being held to consider and act upon the following matters:

       (1)  The election of Terry L. Jones and Brian W. McNeill as Class A directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified.

       (2)  The election of Catherine L. Hughes, Alfred C. Liggins, III, and D. Geoffrey Armstrong as directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified.

       (3) The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for Urban One for the year ending December 31, 2020.

       (4) To approve an amendment of Urban One's certificate of incorporation to effect a reverse stock split across all classes of our common stock by a ratio of not less than one-for-two and not more than one-for-fifty at any time prior to December 31, 2021, with the exact ratio to be set at a whole number within this range as determined by our board of directors in its discretion.

       (5)  The transaction of such other business as may properly come before the 2020 annual meeting or any adjournment thereof.

    At this time, the Board of Directors is not aware of any other business that will be presented for consideration at the 2020 annual meeting.

    The Board of Directors unanimously recommends that the Stockholders Vote "For" each of Proposals 1, 2, 3 and 4 to be presented at the Annual Meeting.

    Only Class A and Class B stockholders of record at the close of business on April 17, 2020 will be entitled to vote at the 2020 annual meeting or any adjournment thereof.  A list of stockholders entitled to vote at the 2020 annual meeting will be available for inspection by any stockholder, for any reason germane to the meeting, during ordinary business hours during the ten days prior to the meeting at Urban One's offices at 1010 Wayne Avenue, Silver Spring, Maryland 20910.  If you wish to view the list of stockholders, please contact Karen Wishart, Urban One's Assistant Secretary, at (301) 429-3200.

    We hope that you will be able to attend the 2020 annual meeting telephonically.  However, whether or not you plan to attend, if you are a holder of Class A or Class B common stock, please vote by completing, dating, signing, and returning the enclosed proxy card promptly to ensure that your shares are represented at the meeting. As noted above, you may also vote by internet or by phone by following the instructions on your proxy card.

                                            By Order of the Board of Directors,

                                        Karen Wishart
                                        Assistant Secretary

Dated: April 29, 2020

URBAN ONE, INC.
1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910
301-429-3200
_______________

PROXY STATEMENT FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2020
9:30 a.m.
PLEASE NOTE THAT DUE TO THE GLOBAL CORONAVIRUS PANDEMIC, THE 2020 ANNUAL
STOCKHOLDERS MEETING WILL BE TELEPHONIC WITH NO PHYSICAL LOCATION

PROXY STATEMENT

In this proxy statement, Urban One, Inc. is referred to as "we," "us," "our," "Urban One" or "the Company."

       The Board of Directors of Urban One, Inc., a Delaware corporation ("Urban One") is soliciting your proxy with this proxy statement. Your proxy will be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, June 16, 2020 at 9:30 am Eastern time.  Due to the global coronavirus pandemic, the 2020 annual meeting of stockholders will be held exclusively via live teleconference on June 16, 2020, at 9:30 A.M., Eastern Time.  There will not be a physical meeting location.   The 2020 annual meeting can be accessed by calling toll free 1-844-291-6362 and entering the access code 3638640 at the prompt.  You will be able to listen to the meeting live and submit questions during the question and answer period.  You will be voting online prior to the meeting by following the instructions on your proxy card.   We encourage you to allow ample time for dial-in prior to the call.  Please note that you will not be able to attend the meeting in person.

   A replay of the 2020 annual meeting will be available from 12:30 p.m. EDT June 16, 2020 until 11:59 p.m. EDT June 17, 2020. Callers may access the replay by calling 1-866-207-1041; international callers may dial direct (+1) 402-970-0847. The replay access code is 7916922. Access to live audio and a replay of the conference call will also be available on Urban One's corporate website at www.urban1.com. The replay will be made available on the website for seven days after the 2020 annual meeting.

   This Proxy Statement and Urban One's Annual Report to Stockholders are first being made available to stockholders on or about April 29, 2020.

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

Q:  Why did I receive this proxy statement?

You received this proxy statement because our board of directors is soliciting your proxy to vote at our annual meeting of stockholders (including any adjournment or postponement of the annual meeting). The annual meeting will be held on Tuesday, June16, 2020 at 9:30 a.m. Eastern Time.  Due to the global coronavirus pandemic, the 2020 annual meeting of stockholders will be held exclusively via live teleconference on June 16, 2020, at 9:30 A.M., Eastern Time.  There will not be a physical meeting location.  The 2020 annual meeting can be accessed by calling toll free 1-844-291-6362 and entering the access code 3638640 at the prompt.  The meeting can also be accessed by calling 1-234-720-6995 and entering the access code 3638640 at the prompt.  This proxy statement and a copy of our Annual Report on Form 10-K for the year ended December 31, 2019 are first being mailed or otherwise made available on or about April 29, 2020 to stockholders of record at the close of business on April 17, 2020.

Q:  What am I voting on?

You are being asked to consider and vote on the following:

(1)   The election of Terry L. Jones and Brian W. McNeill as Class A directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal 1);

(2)   The election of Catherine L. Hughes, Alfred C. Liggins, III and D. Geoffrey Armstrong as directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal 2);

 (3)  The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for Urban One for the year ending December 31, 2020  (Proposal 3);

(4) To approve an amendment of Urban One certificate of incorporation to effect a reverse stock split across all classes of our common stock by a ratio of not less than one-for-two and not more than one-for-fifty at any time prior to December 31, 2021, with the exact ratio to be set at a whole number within this range as determined by our board of directors in its discretion (Proposal 4); and

(5)  The transaction of such other business as may properly come before the 2020 annual meeting or any adjournment thereof.

No matters other than those referred to above are presently scheduled to be considered at the meeting.

Q:  Who is entitled to vote?

Stockholders of record of Class A and Class B common stock at the close of business on April 17, 2020, the record date, will be entitled to vote.  As of April 17, 2020, there were 1,582,359 shares of Class A common stock and 2,861,843 shares of Class B common stock issued, outstanding and eligible to vote.  Each share of Class A common stock is entitled to one non-cumulative vote and each share of Class B common stock is entitled to ten non-cumulative votes.

Q:  What is a stockholder of record and what is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer, you are considered the stockholder of record with respect to those shares, and the notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the "beneficial owner" of shares held in "street name," and a notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a "vote instruction form." If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

Q:  How do I vote?

You may attend the meeting telephonically and you can vote by proxy, internet or phone.  To vote by proxy, sign and date each proxy card you receive and return it to us by mail in the postage-paid envelope provided.  The instructions for voting are contained on the enclosed proxy card.  The individuals named on the card are your proxies.  They will vote your shares as you indicate. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted as follows:

•      Proxies received from the holders of Class A common stock will be voted FOR:

    All of the nominees for Class A director (for which holders of Class B common stock are not eligible to vote).

•      Proxies received from holders of Class A common stock and Class B common stock will be voted FOR:

       (i)   All of the other nominees for director;

   (ii)   Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for Urban One for the year ending December 31, 2020;

  (iii)   Approval of an amendment to our certificate of incorporation which will effect a reverse stock split across all classes of our common stock; and

  (iv)   At the discretion of the proxies, on any other matter that may be properly brought before the meeting.

In addition to voting by proxy, you may  use  the  internet  to  transmit  your  voting  instructions  and  for  electronic delivery of information up until 11:59 p.m. Eastern Time June 15, 2020.  Online voting is available at www.proxyvote.com.  Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Similarly, you may vote by phone by dialing 1-800-690-6903.  You may use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time June 15, 2020.  Please have your proxy card in hand when you call and then follow the instructions.

Votes may be cast in favor of or in opposition to each proposal or, in the case of the election of directors, votes may be cast in favor of the election of each nominee or withheld.  Other than in the election of directors, abstentions may be specified on each proposal. Abstentions, instructions to withhold voting authority and broker non-votes are not deemed to be votes cast and, accordingly, will have no effect on the outcome of the voting.

Q:  How do I change my proxy?

You may change or revoke your proxy at any time before the meeting by either notifying our Assistant Secretary or returning a later-dated proxy.   The address of our Assistant Secretary is 1010 Wayne Avenue, 14th Floor, Silver Spring, Maryland  20910, Attention: Karen Wishart.  If your shares are held in the name of a broker, bank or other record holder (i.e., in " street name"), you must either direct the record holder of your shares how to vote your shares or obtain a proxy from the record holder to vote at the meeting.

Q:  What does it mean if I obtain more than one proxy card?

If you receive more than one proxy card it means you hold shares registered in more than one account.  Sign and return all proxy cards to ensure that all of your shares are voted.

Q:  What are the voting rights of the Class A common stock and the Class B common stock?

On each matter submitted to a vote of our stockholders, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes.  Members of our board of directors are elected by a plurality of votes cast.  This means that the nominees that receive the most votes cast will be elected to the board, even if they do not receive a majority of votes cast. At the close of business on April 17, 2020, there were 1,582,359 outstanding shares of our Class A common stock and 2,861,843 outstanding shares of our Class B common stock.  Accordingly, a total of 30,200,789 votes may be cast at the meeting.  Class C and Class D common stock are not entitled to vote on any proposal presented at the meeting.

Q:  What constitutes a quorum?

A quorum exists when the holders of a majority of the outstanding shares of Urban One voting common stock have been voted prior to the meeting or are present at the meeting by proxy.  A quorum is necessary to take action at the meeting.  Abstentions, instructions to withhold voting authority and broker non-votes are counted as present for purposes of determining whether there is a quorum.  A broker non-vote occurs when a nominee, who holds shares for a beneficial owner, does not vote on a proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.  In the event that a quorum is not obtained at the meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

If a quorum is not present, the stockholders present by proxy may adjourn the meeting to another time or place.  Unless the adjournment is for more than 30 days or a new record date is set for the adjourned meeting, no further notice of the adjourned meeting need be given.  At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Q:  How many votes are needed for approval of each proposal?

If a quorum is present at the meeting:

•      the affirmative vote of a plurality of the votes cast by all eligible holders of Class A common stock will be necessary for the election of Terry L. Jones and Brian W. McNeill as Class A directors;

•      the affirmative vote of a plurality of the votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the election of the remaining director nominees;

•     the affirmative vote of a majority of the votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the ratification of the appointment of the independent registered public accounting firm; and

•     the affirmative vote of a majority of the votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the approval of the reverse stock split.

Q:  How do our officers and directors intend to vote?

We have been advised by various members of management and the board of directors who, in the aggregate, hold or otherwise have voting power with respect to 661,900 shares of Class A common stock and 2,861,843 shares of Class B common stock (together representing in excess of 95% of the votes possible) that they intend to vote such shares in favor of each of the proposals to be presented for consideration and approval at the meeting.    Further, we are a "controlled company" under rules governing the listing of our securities on the NASDAQ Stock Market because more than 50% of our voting power is held by Catherine L. Hughes, our Chairperson of the board and Secretary, and Alfred C. Liggins, III, our CEO and President.  Ms. Hughes and Mr. Liggins together hold shares of stock representing in excess of  95% of the votes possible.

Q: What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•      Indicate when voting on the internet or by telephone that you wish to vote as recommended by the board of directors; or

•      Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in "street name" and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."

Q: Which ballot measures are considered "routine" or "non-routine"?

The ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for 2020 (Proposal No. 3) is a matter considered routine under applicable rules.  A broker or other nominee may generally vote on routine matters, and, therefore, no broker non-votes are expected to exist in connection with Proposal No. 3.

Q:  Who can attend the Annual Meeting?

All stockholders as of April 17, 2020 can attend telephonically.

Q:  Who will pay the cost of this proxy solicitation?

We will pay all expenses incurred in connection with this proxy solicitation.  We will solicit proxies by mail, and the directors, officers and employees of Urban One may also solicit proxies by telephone, facsimile or telegram.  Those persons will receive no additional compensation for these services, but will be reimbursed for reasonable out-of-pocket expenses.

Q:  Who will count the votes?

Votes cast by proxy or prior to the meeting will be tabulated by the inspectors of election appointed for the meeting.

Q:  Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company's Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

Q:  Will all subsequent annual meetings be held telephonically, virtually or otherwise without a physical meeting?

Urban One has not made a determination to hold all future stockholder meetings telephonically, virtually or without physical location. The Company's decision to hold the 2020 annual stockholders meeting telephonically is made solely in light of the current circumstances and the recommendations concerning social distancing in light of the global coronavirus/COVID-19 pandemic.  While Urban One has made no determinations with respect to future meetings, Urban One reserves the right to hold telephonic or virtual meetings in accordance with applicable law and as other circumstances may dictate.

PROPOSAL 1 — ELECTION OF CLASS A DIRECTORS

(CLASS A COMMON STOCK ONLY)

Two Class A directors will be elected at the 2020 annual meeting to serve until the 2021 annual meeting.  The two nominees for Class A directors are Terry L. Jones and Brian W. McNeill.  Each of them is an incumbent director.  Each of Mr. Jones and Mr. McNeill qualifies as an independent director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the board of directors. To be elected, each nominee must receive the affirmative vote of a plurality of the votes cast by the holders of the Class A common stock.  There is no cumulative voting for the board of directors.  Following is certain biographical information about the nominees for Class A director.

The Board Unanimously Recommends that You Vote "For" each of the Persons Nominated for Class A Director in Proposal 1.

Terry L. Jones Director since 1995 Age: 73
Mr. Jones is the Managing Member of the General Partner of Syndicated Communications Venture Partners V, L.P. and the Managing Member of Syncom Venture Management Co., LLC ("Syncom"). Prior to joining Syncom in 1978, he was co-founding stockholder and Vice President of Kiambere Savings and Loan in Nairobi, and a Lecturer at the University of Nairobi. He also worked as a Senior Electrical Engineer for Westinghouse Aerospace and Litton Industries. He is a member of the board of directors for several Syncom portfolio companies, including Urban One, Inc. He formerly served on the board of the Southern African Enterprise Development Fund, a presidential appointment, and is on the Board of Trustees of Spelman College. Mr. Jones received a B.S. degree in Electrical Engineering from Trinity College, an M.S. degree in Electrical Engineering from George Washington University and a Masters of Business Administration from Harvard University. During the last ten years, Mr. Jones has sat on the boards of directors of TV One, LLC, Iridium Communications, Inc., a publicly held company ("Iridium"), PKS Communications, Inc., a publicly held company, Weather Decisions Technology, Inc., V-me, Inc., Syncom and Verified Identity Pass, Inc.  He currently serves on the board of directors of Iridium (2001 to present), Syncom and Cyber Digital, Inc., a publicly held company. Mr. Jones' qualifications to serve as a director include his knowledge of Urban One, his many years of senior management experience at various public and private media enterprises, and his ability to provide insight into a number of areas including governance, executive compensation and corporate finance.

Brian W. McNeill Director since 1995 Age: 64
Mr. McNeill is a founder and Managing General Partner of Alta Communications.  He specializes in identifying and managing investments in the traditional sectors of the media industry, including radio and television broadcasting, outdoor advertising and other advertising-based or cash flow-based businesses.  Over the last five years, Mr. McNeill has served on the board of directors of some of the most significant companies in the radio and television industries including Una Vez Mas, Millennium Radio Group, LLC and NextMedia Investors LLC.  He joined Burr, Egan, Deleage & Co. as a general partner in 1986, where he focused on the media and communications industries. Previously, Mr. McNeill formed and managed the Broadcasting Lending Division at the Bank of Boston.  He received an MBA from the Amos Tuck School of Business Administration at Dartmouth College and graduated magna cum laude with a degree in economics from the College of the Holy Cross.  Mr. McNeill's qualifications to serve as a director include his knowledge of Urban One, the media industry and the financial markets, and his ability to provide input into a number of areas including governance, executive compensation and corporate finance.  His service on the boards of directors of various other media companies also is beneficial to Urban One.

The Board Unanimously Recommends that You Vote "For" each of the Persons
Nominated for Class A Director in Proposal 1.

PROPOSAL 2 — ELECTION OF OTHER DIRECTORS

Three other directors will be elected by the holders of Class A common stock and Class B common stock voting together at the meeting, to serve until the 2021 annual meeting.  The three nominees for Class B directors are Catherine L. Hughes, Alfred C. Liggins, III, and D. Geoffrey Armstrong.  Each of the nominees is an incumbent director.  Mr. Armstrong also qualifies as an independent director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules.  These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the board of directors.  To be elected, the three persons nominated for director must receive the affirmative vote of a plurality of the votes cast by all stockholders entitled to vote. There is no cumulative voting for the board of directors.  The table below contains certain biographical information about the nominees.

The Board Unanimously Recommends that You Vote "For" each of the Persons Nominated in Proposal 2.

Catherine L. Hughes Chairperson of the Board and Secretary Director since 1980 Age: 72
Ms. Hughes has been Chairperson of the Board and Secretary of Urban One since 1980, and was Chief Executive Officer of Urban One from 1980 to 1997.  Since 1980, Ms. Hughes has worked in various capacities for Urban One including President, General Manager, General Sales Manager and talk show host.  She began her career in radio as General Sales Manager of WHUR-FM, the Howard University-owned, urban-contemporary radio station. Ms. Hughes is the mother of Mr. Liggins, Urban One's Chief Executive Officer, Treasurer, President and a Director.  Over the last ten years, Ms. Hughes has sat on the boards of directors of numerous organizations including Broadcast Music, Inc. and Piney Woods High School.  During that period, she also has sat on an advisory board for Wal-Mart Stores, Inc., a publicly held company.  Ms. Hughes' qualifications to serve as a director include her being the founder of Urban One, her over 30 years of operational experience with the Company and her unique status within the African-American community.  Her service on other boards of directors and advisory boards is also beneficial to Urban One.

Alfred C. Liggins, III Chief Executive Officer, President and Treasurer Director since 1989 Age: 55
Mr. Liggins has been Chief Executive Officer ("CEO") of Urban One since 1997 and President since 1989. Mr. Liggins joined Urban One in 1985 as an account manager at WOL-AM.  In 1987, he was promoted to General Sales Manager and promoted again in 1988 to General Manager overseeing Urban One's Washington, DC operations.  After becoming President, Mr. Liggins engineered Urban One's expansion into new markets.  Mr. Liggins is a graduate of the Wharton School of Business Executive MBA Program.  Mr. Liggins is the son of Ms. Hughes, Urban One's Chairperson, Secretary and a Director.  Over the last ten years, Mr. Liggins has sat on the boards of directors of numerous organizations including the Apollo Theater Foundation, Reach Media, The Boys & Girls Clubs of America, The Ibiquity Corporation, the National Association of Black Owned Broadcasters and the National Association of Broadcasters.  Mr. Liggins' qualifications to serve as a director include his over 25 years of operational experience with the Company in various capacities, including his nationally recognized expertise in the entertainment and media industries.

D. Geoffrey Armstrong Director since 2001 Age: 62
Mr. Armstrong is currently Chief Executive Officer of 310 Partners, a private investment firm.  From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000.  Prior to that, he was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc.  Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998.  Since November 2003, Mr. Armstrong has also been a director of Nexstar Broadcasting Group, Inc., a publicly held company.  Mr. Armstrong's qualifications to serve as a director include his many years of senior management experience at various public and private companies, including as a chief financial officer and chief operating officer, and his ability to provide insight into a number of areas including governance, executive compensation and corporate finance.

The Board Unanimously Recommends that You Vote "For" each of the Persons
Nominated for Other Director in Proposal 2.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors is currently comprised of five members, three of whom are neither officers, nor employees of Urban One.  During the year ended December 31, 2019, the Board of Directors was comprised of six members, four of whom were neither officers, nor employees of Urban One. The Board held three meetings during the calendar year ended December 31, 2019, and acted four times by unanimous written consent.  All six members of the Board of Directors, including each of the current five directors who are currently standing for election, attended more than 75% of the aggregate number of meetings of the board and committees thereof on which he or she served.   It is the policy of the Company that all members of the board of directors attend annual meetings of the stockholders.  All of the directors attended the 2019 annual meeting of the stockholders of the Company.

          Controlled Company Exemption

We are a "controlled company" within the meaning of Rule 5615(c)(1) of the NASDAQ Listing Rules, because more than 50% of our voting power is held by Catherine L. Hughes, our Chairperson of the Board and Secretary, and Alfred C. Liggins, III, our CEO and President.   See "Security Ownership of Beneficial Owners and Management" below.  Therefore, we are not subject to NASDAQ Stock Market listing rules that would otherwise require us to have: (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the board's selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

          Board Leadership Structure

Ms. Hughes has been Chairperson of the Board of Directors since 1980.  Since the appointment of Mr. Liggins as CEO in 1997, the roles of Chairperson of the Board and CEO have been separate.  We believe it is the CEO's responsibility to run the Company and the Chairperson's responsibility to run the Board of Directors.  By having Ms. Hughes serve as Chairperson of the Board, Mr. Liggins is better able to focus on running the day to day operations of the Company.  Bifurcating the roles enables non-management Directors to raise issues and concerns for Board consideration without immediately involving the CEO. The Chairperson or lead Director also serves as a liaison between the Board and senior management and also provides further vision as to the strategic direction of the Company.  Finally, the Board has a third leadership position in the Chairmen of our Audit Committee.  As discussed below, our Audit Committee is comprised of three independent directors.  The Audit Committee is responsible for oversight of the quality and integrity of the accounting, auditing and reporting practices of Urban One and for the Company's risk management.  The Chair of the Audit Committee effectively serves as a "check" on both the Chairperson and the CEO by representing a strong outside presence with significant financial and business experience.

The Board of Directors believes that the appropriate leadership structure should be based on the needs and circumstances of the Board, the Company and its stockholders at a given point in time, and that the Board should remain adaptable to shaping the leadership structure as those needs change in the future.

   Communication with the Board

Our stockholders may communicate directly with the Board of Directors.  All communications should be in written form and directed to Urban One's Assistant Secretary at the following address:

Assistant Secretary
Urban One, Inc.
1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910

Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for Urban One's board of directors.  Each communication intended for Urban One's board of directors and received by the Assistant Secretary that is related to the operation of Urban One and is relevant to the director's service on the board shall be forwarded to the specified party following its clearance through normal review and appropriate security procedures.

   Committees of the Board of Directors

The board has a standing audit committee, compensation committee and nominating committee.

   Audit Committee

The audit committee consists of D. Geoffrey Armstrong, Brian W. McNeill and Terry L. Jones, each of whom satisfies the requirements for audit committee membership under the listing standards of the NASDAQ Stock Market.   Each of the audit committee members is an "independent director", as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules.  The board of directors has determined that all of Mr. Armstrong, Mr. McNeill and Mr. Jones qualify as "audit committee financial experts," as defined by Item 401(h) of Regulation S-K of the Securities Act of 1933.  The board has adopted a written audit committee charter, which is available on our website at https://urban1.com/urban-one-investor-relations/.  The audit committee met four times during the calendar year ended December 31, 2019.

    The audit committee is responsible for oversight of the quality and integrity of the accounting, auditing and reporting practices of Urban One, and as part of this responsibility the audit committee:

•      selects our independent registered public accounting firm;

•      reviews the services performed by our independent registered public accounting firm, including non-audit services, if any;

•      reviews the scope and results of the annual audit;

•      reviews the adequacy of the system of internal accounting controls and internal control over financial reporting;

•      reviews and discusses the financial statements and accounting policies with management and our independent registered public accounting firm;

•      reviews the performance and fees of our independent registered public accounting firm;

•      reviews the independence of our independent registered public accounting firm;

•      reviews the audit committee charter; and

•      reviews related party transactions, if any.

The audit committee also oversees Urban One's risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks.

    Compensation Committee

Our compensation committee consists of Terry L. Jones, Brian W. McNeill and D. Geoffrey Armstrong.   The compensation committee acted one time by written consent during the calendar year ended December 31, 2019.  The board has adopted a revised written compensation committee charter.  The functions of the compensation committee include:

•      reviewing and approving the salaries, bonuses and other compensation of our executive officers, including stock options or restricted stock grants;

•      establishing and reviewing policies regarding executive officer compensation and perquisites; and

•      performing such other duties as shall from time to time be delegated by the board.

    Nominating Committee

Our nominating committee consists of Alfred C. Liggins, III, Catherine L. Hughes, Terry L. Jones and Brian W. McNeill.  The nominating committee is responsible for recommending the criteria for selection of board members and assisting the board in identifying candidates.  The nominating committee acted once by written consent during the calendar year ended December 31, 2019.  The nominating committee does not have a charter.

The nominating committee reviews the qualifications of all persons recommended by stockholders as nominees to the board of directors to determine whether the recommended nominees will make good candidates for consideration for membership on the board. The nominating committee has not established specific minimum qualifications for recommended nominees. However, as a matter of practice, the nominating committee evaluates recommended nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience, and their ability to act on behalf of all stockholders, as well as meet the needs of the board of directors, including the need to have a diversity of perspective. In the consideration of diversity of perspective, the nominating committee is most concerned with finding nominees that counter any perceived weaknesses in board composition. Such weaknesses may include weaknesses in perspective based upon race, sex, skill sets and industry insight particularly as the Company diversifies its business.   Following such evaluation, the nominating committee will make recommendations for director membership and review the recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board.  The nominating committee recommended to the board that the incumbent directors, excluding Ronald Blaylock who resigned as of December 31, 2019, be nominated for re-election to the board at the 2020 annual meeting.

    Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees and meets the requirements of the rules of the SEC and the NASDAQ Stock Market.  The code of ethics is available on our website, www.urban1.com, or can be obtained without charge by written request to Assistant Secretary, Urban One, Inc., 14th Floor, 1010 Wayne Avenue, Silver Spring, Maryland 20910.  We do not anticipate making material amendments to or waivers from the provisions of the code of ethics.  If we make any material amendments to our code of ethics, or if our board of directors grants any waiver from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person(s) to whom the waiver was granted and the date of the amendment or waiver in a current report on Form 8-K.

         Stockholder Submissions

For a stockholder to submit a candidate for the board to be considered by the nominating committee, a stockholder must notify Urban One's Assistant Secretary.  To make a recommendation for director nomination in advance of the 2021 annual meeting of Urban One, a stockholder must notify Urban One's Assistant Secretary in writing no later than January 1, 2021, the date that is expected to be approximately 120 days prior to the mailing of the proxy statement for the 2021 annual meeting of stockholders.  Notices should be sent to:

Assistant Secretary
Urban One, Inc.
1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910

All notices must include all information relating to the stockholder and the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for elections of directors under the proxy rules of the United States Securities Exchange Commission.

EXECUTIVE OFFICERS

    In the table below we set forth certain information on those persons currently serving as our executive officers.  Biographical information on Catherine L. Hughes, Chairperson of the Board and Secretary, and Alfred C. Liggins, III, Chief Executive Officer and President, is included above in  "Proposal 2 — Election of Other Directors ."

Peter D. Thompson Executive Vice President and Chief Financial Officer Age: 55
Mr. Thompson has been Chief Financial Officer ("CFO") of Urban One since February 2008.  Mr. Thompson joined the Company in October 2007 as the Company's Executive Vice President of Business Development. Prior to working with the Company, Mr. Thompson spent 13 years at Universal Music in the United Kingdom, including five years serving as CFO. Prior to that he spent four years working in public accounting at KPMG in London, where he qualified as a Chartered Accountant.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

    The Company has four classes of common stock, Class A, Class B, Class C and Class D. Generally, except as summarized below, the shares of each class are identical in all respects and entitle the holders thereof to the same rights and privileges. However, with respect to voting rights, each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. The holders of Class C and Class D common stock are not entitled to vote on any matters. The holders of Class A common stock can convert such shares into shares of Class C or Class D common stock. Subject to certain limitations, the holders of Class B common stock can convert such shares into shares of Class A common stock. The holders of Class C common stock can convert such shares into shares of Class A common stock. The holders of Class D common stock have no such conversion rights.

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 17, 2020 by:

•	each person (or group of affiliated persons) known by us to be the beneficial owner of more than five percent of any class of common stock;
•	each of the current executive officers named in the Summary Compensation Table;
•	each of our directors and nominees for director; and
•	all of our directors and executive officers as a group.

    In the case of persons other than our executive officers, directors and nominees, such information is based solely upon a review of the latest schedules 13D or 13G, as amended.  Each individual stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.  Information with respect to the beneficial ownership of the shares has been provided by the stockholders.  The number of shares of stock includes all shares that may be acquired within 60 days of April 17, 2020.

	Common Stock
	Class A		Class B		Class C		Class D
	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Economic Interest	Voting Interest

Catherine L. Hughes (1)(2)(3)(4)(6)	1,000	0.06%	851,536	29.75%	1,387,531	47.37%	6,142,336	16.14%	18.45%	28.20%
Alfred C. Liggins, III (1)(3)(4)(5)(6)	574,909	36.33%	2,010,307	70.25%	1,541,375	52.63%	11,450,844	30.09%	34.29%	68.47%
Terry L. Jones (7)	49,557	3.13%					403,462	1.06%	1.14%	*
Brian W. McNeill (8)	26,434	1.67%					926,355	2.43%	2.40%	*
D. Geoffrey Armstrong (9)	10,000	0.63%					297,650	*	*	*
Ronald E. Blaylock							186,022	*	*	0.00%
Peter D. Thompson (10)							644,750	1.69%	1.63%	0.00%

Brigade Capital Management, LP (11)							3,943,221	10.36%	9.95%	0.00%
Renaissance Technologies LLC (12)	94,500	5.97%							*	*
Dimensional Fund Advisors, L.P. (13)							2,226,721	5.85%	5.62%	0.00%

All Directors and Named Executives as a group (7 persons)	661,900	41.82%	2,861,843	100.00%	2,928,906	100.00%	20,051,419	52.69%

*	Less than 1%.

(1)
Includes 31,210 shares of Class C common stock and 62,998 shares of Class D common stock held by Hughes-Liggins & Company, L.L.C., the members of which are the Catherine L. Hughes Revocable Trust, dated March 2, 1999, of which Ms. Hughes is the trustee and sole beneficiary (the "Hughes Revocable Trust"), and the Alfred C. Liggins, III Revocable Trust, dated March 2, 1999, of which Mr. Liggins is the trustee and sole beneficiary (the "Liggins Revocable Trust").  The address of Ms. Hughes and Mr. Liggins is 1010 Wayne Avenue, Silver Spring, Maryland 20910.

(2)
The shares of Class B common stock, 247,366 shares of Class C common stock and 3,260,133 shares of Class D common stock are held by the Hughes Revocable Trust; 1,124,560 shares of Class C common stock and 520,404 shares of Class D common stock are held by the Catherine L. Hughes Dynastic Trust, dated March 2, 1999, of which Ms. Hughes is the trustee and sole beneficiary.

(3)	The shares of Class A common stock and Class B common stock are subject to a voting agreement between Ms. Hughes and Mr. Liggins with respect to the election of Urban One's directors.

(4)	As of April 17, 2020, the combined economic and voting interests of Ms. Hughes and Mr. Liggins were 52.74% and 96.67%, respectively.

(5)
The shares of Class B common stock, 605,313 shares of Class C common stock, and 7,698,226 shares of Class D common stock are held by the Liggins Revocable Trust. In addition, and 920,456 shares of Class C common stock are held by the Alfred C. Liggins, III Dynastic Trust dated March 2, 1999, of which Mr. Liggins is the trustee and sole beneficiary.

(6)
Ms. Hughes' total includes 878,744 shares of Class D common stock obtainable upon the exercise of stock options. Mr. Liggins' total includes 1,563,240 shares of Class D common stock obtainable upon the exercise of stock options.

(7)
Includes 66,424 shares of Class D common stock obtainable upon the exercise of stock options and 300 shares of Class A common stock and 600 shares of Class D common stock held by Mr. Jones as custodian for his daughter.

(8)	Includes 66,424 shares of Class D common stock obtainable upon the exercise of stock options.

(9)	Includes 66,424 shares of Class D common stock obtainable upon the exercise of stock options.

(10)	Includes 559,251 shares of Class D common stock obtainable upon the exercise of stock options.

(11)	The address of Brigade Capital Management, LP is 399 Park Avenue, 16th Floor, New York, NY 10022. This information is based on a Schedule 13G/A filed on March 22,2019.

(12)	The address of Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022. This information is based on a Schedule 13G/A filed on February 12, 2020.

(13)
The address of Dimensional Fund Advisors (Dimensional) L.P. is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional is an investment advisor and manager of funds that are the beneficial owners of Urban One, Inc. common stock. This information is based on a Schedule 13G/A filed on February 2, 2020.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Urban One's directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission ("SEC") reports showing ownership and changes in ownership of our common stock and other equity securities.  Solely on the basis of reports and representations submitted by Urban One's directors, executive officers, and greater than ten percent owners, we believe that all required Section 16(a) filings for the fiscal year ended December 31, 2019, were timely made.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation for each of our named executive officers, for the years ended December 31, 2019 and 2018:

Name and Principal Position	Year	Salary $	Bonus (1) $	Stock Awards (2) $	Option Awards (2) $	Non-Equity Incentive Plan Compensation $	Non-qualified Deferred Compensation Earnings $	All Other Compensation $		Total $

Catherine L. Hughes – Chairperson	2019	1,000,000	0	878,027	0	0	0	33,936	(3)	1,911,963
	2018	1,000,000	500,000	809,334	354,000	0	0	29,828	(3)	2,693,162

Alfred C. Liggins, III – CEO	2019	1,250,000	0	1,463,378	0	0	0	3,698,525	(4)	6,411,903
	2018	1,250,000	1,250,000	1,348,889	678,500	0	0	3,210,916	(4)	7,738,305

Peter D. Thompson - CFO	2019	650,000	0	501,041	0	0	0	0		1,151,041
	2018	650,000	350,000	461,842	44,250	0	0	0		1,506,092

(1)	Reflects purely discretionary bonuses. These amounts were paid in the year subsequent to being awarded.

(2)
The dollar amount recognized for financial statement purposes in accordance with Accounting Standards Codification ("ASC") 718, "Compensation – Stock Compensation," for the fair value of options and restricted stock granted.  These values are based on assumptions described in Note 11 to the Company's audited consolidated financial statements included elsewhere in Form 10-K.

(3)	For 2019 and 2018, for company automobile provided to Ms. Hughes and financial services and administrative support in the amounts of $9,633 and $526 and $24,303 and $29,302, respectively.

(4)
Mr. Liggins employment terms provide, among other things, that in recognition of Mr. Liggins' contributions in founding TV One on our behalf, he is eligible to receive an award amount equal to approximately 4% of any proceeds from distributions or other liquidity events in excess of the return of the Company's aggregate investment in TV One. The Company's obligation to pay the award to Mr. Liggins was triggered during 2016 after its recovery of the aggregate amount of our pre-Comcast Buyout capital contribution in TV One, and only upon actual receipt of distributions of cash or marketable securities. An award in the amount of $3,590,907 and $3,088,466 was paid in 2019 and 2018, respectively.  In addition, for 2019 and 2018, the Company provided financial services and administrative support to Mr. Liggins in the amounts of $107,618 and $122,450, respectively.

Employment Agreements

Employment Agreement of the CFO

    Chief Financial Officer. Peter D. Thompson serves as an Executive Vice President and Chief Financial Officer.  Pursuant to an amendment to his employment agreement effective April 21, 2016, Mr. Thompson was employed as Executive Vice President and   Chief Financial Officer of the Company and Vice President of its wholly-owned subsidiaries commencing as of January 1, 2014 until December 31, 2018.   Effective October 1, 2014, Mr. Thompson became entitled to a base salary payable at the annualized rate of $650,000 per year and eligible for a bonus of $350,000, 50% of which will be paid on a discretionary basis with the remaining 50% paid in accordance with certain performance metrics.   Mr. Thompson is also entitled to receive a pro-rata portion of his bonus upon termination due to death or disability. Mr. Thompson also receives standard retirement, welfare and fringe benefits, as well as a vehicle allowance.  Mr. Thompson is currently not employed under an agreement, however, we continue to employ Mr. Thompson under the terms of his 2014 employment agreement, as amended April 21, 2016.

Principal terms of prior employment agreement or arrangement under which the Company and the named executive officers are operating as modified by the 2014 Terms of Employment

    On September 30, 2014, the compensation committee approved the principle terms of employment under which the Founder and the CEO are operating (the "2014 Terms of Employment"). The Founder and the CEO thus operate under prior employment agreements as modified by 2014 Terms of Employment. The terms of employment of each of the Founder and the CEO are described below.

    Chairperson. Catherine L. Hughes, our founder, serves as our Chairperson of the board of directors and Secretary. Ms. Hughes is entitled to a base salary payable at the annualized rate of $1,000,000 per year and eligible for a bonus of $500,000, 50% of which will be paid on a discretionary basis with the remaining 50% paid in accordance with certain performance metrics, as determined by the compensation committee in consultation with Mr. Liggins.  Ms. Hughes will have periodic personal use of a private aircraft up to a maximum of 25 hours per year, such usage subject to the Company's financial position as determined by the CEO in his sole discretion.

    Under her prior employment agreement under which the Company and Ms. Hughes currently operate, Ms. Hughes is also entitled to receive a pro-rata portion of her bonus upon termination due to death or disability. Ms. Hughes also receives standard retirement, welfare and fringe benefits, as well as vehicle and wireless communication allowances and financial manager services.

    President and Chief Executive Officer. Alfred C. Liggins, III is employed as our President and CEO and is a member of the board of directors. Pursuant to the terms approved by the compensation committee, Mr. Liggins is employed as the President and Executive Officer of the Company and its wholly-owned subsidiaries and as the Chief Executive Officer of TV One, LLC.    Mr. Liggins is entitled to a base salary payable at the annualized rate of $1,250,000 per year and eligible for a bonus of $1,250,000, 50% of which will be paid on a discretionary basis with the remaining 50% paid in accordance with certain performance metrics, as determined by the compensation committee in consultation with Mr. Liggins.  Mr. Liggins also has periodic personal use of a private aircraft up to a maximum of 25 hours per year, subject to the Company's financial position.

    Under his prior employment agreement under which the Company and Mr. Liggins currently operate, Mr. Liggins is entitled to receive a pro-rata portion of his bonus upon termination due to death or disability. In recognition of his contributions in founding TV One on behalf of the Company, Mr. Liggins is also eligible to receive an award amount equal to approximately 4% of any proceeds from distributions or other liquidity events in excess of the return of our aggregate investment in TV One (the "Employment Agreement Award"). Our obligation to pay the award was triggered only after our recovery of the aggregate amount of our pre-Comcast buyout capital contribution in TV One, and continues to be triggered only upon actual receipt of distributions of cash or marketable securities or proceeds from a liquidity event with respect to such invested amount. Mr. Liggins' rights to the Employment Agreement Award (i) cease if he is terminated for cause or he resigns without good reason and (ii) expire at the termination of his employment (but similar rights could be included in the terms of a new employment agreement).  Mr. Liggins also receives standard retirement, welfare and fringe benefits, as well as vehicle and wireless communication allowances, a personal assistant and financial manager services.

Post-Termination and Change in Control Benefits

    Under the terms of her employment agreement, upon termination without cause or for good reason within two years following a change of control, Ms. Hughes will receive an amount equal to three times the sum of (i) her annual base salary and (ii) the average of her last three annual incentive bonus payments, in a cash lump sum within five days of such termination, a pro-rated annual bonus for the year of termination, and continued welfare benefits for three years, subject to all applicable federal, state and local deductions. Similarly, under the terms of his employment agreement, upon termination without cause or for good reason within two years following a change of control, Mr. Liggins will receive an amount equal to three times the sum of (i) his annual base salary and (ii) the average of his last three annual incentive bonus payments, in a cash lump sum within five days of such termination, a pro-rated annual bonus for the year of termination, and continued welfare benefits for three years, subject to all applicable federal, state and local deductions.

    Under Ms. Hughes' and Mr. Liggins' employment agreements the terms "cause" and "good reason" are defined generally as follows:

    "Cause" means (i) the commission by the executive of a felony, fraud, embezzlement or an act of serious, criminal moral turpitude which, in case of any of the foregoing, in the good faith judgment of the board, is likely to cause material harm to the business of the Company and the Company affiliates, taken as a whole, provided, that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by clear and convincing evidence; (ii) the commission of an act by the executive constituting material financial dishonesty against the Company or any Company affiliate,  provided, that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by a preponderance of the evidence; (iii) the repeated refusal by the executive to use his reasonable and diligent efforts to follow the lawful and reasonable directives  of the board; or (iv) the executive's willful gross neglect in carrying out his material duties and responsibilities under the agreement, provided, that unless the board reasonably determines that a breach described in clause (iii) or (iv) is not curable, the executive will be given written notice of such breach and will be given an opportunity to cure such breach to the reasonable satisfaction of the board within thirty (30) days of receipt of such written notice.

     "Good Reason" shall be deemed to exist if, without the express written consent of the executive, (i) the executive's rate of annual base salary is reduced, (ii) the executive suffers a substantial reduction in his title, duties or responsibilities, (iii) the Company fails to pay the executive's annual base salary when due or to pay any other material amount due to the executive hereunder within five (5) days of written notice from the executive, (iv) the Company materially breaches the agreement and fails to correct such breach within thirty (30) days after receiving the executive's demand that it remedy the breach, or (v) the Company fails to obtain a satisfactory written agreement from any successor to assume and agree to perform the agreement, which successor the executive reasonably concludes is capable of performing the Company's financial obligations under this Agreement.

    The foregoing summaries of the definitions of "cause" and "good reason" are qualified in their entirety by reference to the actual terms of the employment agreements filed with that certain Form 8-K filed April 18, 2008.

    Under the terms of his employment agreement, in the event that Mr. Thompson is terminated other than for cause, provided Mr. Thompson executes a general liability release, the Company will pay Mr. Thompson severance in an amount equal to six month's base compensation, subject to all applicable federal, state and local deductions.

Other Benefits and Perquisites

    As part of our competitive compensation package to attract and retain talented employees, we offer retirement, health and other benefits to our employees.  Our named executive officers participate in the same benefit plans as our other salaried employees.  The only benefit programs offered to our named executive officers either exclusively or with terms different from those offered to other eligible employees are the following:

    Deferred Compensation.  We had a deferred compensation plan that allowed Catherine L. Hughes, our Chairperson, to defer compensation on a voluntary, non-tax qualified basis. The plan was terminated in 2017, and as such Ms. Hughes did not defer any of her compensation during the year ended December 31, 2019.  The amount owed to her as deferred compensation for prior years is an unfunded and unsecured general obligation of our Company.  Deferred amounts accrue interest based upon the return earned on an investment account with a designated brokerage firm established by Urban One. All deferred amounts are payable in a lump sum 30 days after the date of the event causing the distribution to be paid.  No named executive officer earns above-market or preferential earnings on nonqualified deferred compensation.

    Other Perquisites.  We provide few perquisites to our named executive officers. Currently, we provide or reimburse executives for a company automobile, driver and various administrative services including a financial manager and a personal assistant.

    We have set forth the incremental cost of providing these benefits and perquisites to our named executives in the 2019 Summary Compensation Table in the "All Other Compensation" column.

401(k) Plan

    The Company has a defined contribution 401(k) savings and retirement plan. In each of 2019 and 2018, participants could contribute up to $19,000 and 18,500, respectively, of their gross compensation, subject to certain limitations.  Employees age 50 or older could make an additional catch-up contribution of in each of, 2019 and 2018 up to $6,000 and $6,000, respectively, of their gross compensation. The Company currently does not offer any matching component with respect to its 401(k) savings and retirement plan.

Tax Deductibility of Executive Compensation

    Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes limitations upon the federal income tax deductibility of compensation paid to certain named executive officers. On May 28, 2008, the Internal Revenue Service issued Notice 2008-4, which defines the group of named executive officers who are considered covered employees for purposes of Section 162(m) of the Internal Revenue Code. The Notice specifically excludes the chief financial officer from coverage under Section 162(m) and provides that the only individuals who will be considered covered employees are the chief executive officer and the three highest compensated officers (other than the chief executive officer or chief financial officer). Previously, the chief executive officer and the four other highest compensated officers were subject to Section 162(m), and the chief financial officer was not automatically excluded. Under the 162(m) limitations, we may deduct up to $1,000,000 of compensation for such executive officer in any one year or may deduct all compensation, even if over $1,000,000, if we meet certain specified conditions (such as certain performance-based compensation that has been approved by stockholders). As the net cost of compensation, including its deductibility, is weighed by the compensation committee against many factors in determining executive compensation, the compensation committee may determine that it is appropriate and in Urban One's best interest to authorize compensation that is not deductible, whether by reason of Section 162(m) or otherwise.

The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End

		OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
	Class A	Class D	Class D	Class A or D			Class D	Class D	Class D	Class D

Catherine L. Hughes	0 0 0 0	293,000 199,836 210,937 0	0 0 0 174,971	0 0 0 0	2.75 1.90 1.80 2.17	10/06/2024 8/07/2027 1/05/2028 7/05/2029	393,685	$748,002	0 0 0	0 0 0

Alfred C. Liggins, III	0 0 0 0	587,000 333,059 351,562 0	0 0 0 291,619	0 0 0 0	2.75 1.90 1.80 2.17	10/06/2024 8/07/2027 1/05/2028 7/05/2029	656,142	$1,056,389	0 0 0 0	0 0 0 0

Peter D. Thompson	0 0 0 0	225,000 114,035 120,370 0	0 0 0 99,846	0 0 0 0	2.75 1.90 1.80 2.17	10/06/2024 8/07/2027 1/05/2028 7/05/2029	224,654	$426,843	0 0 0 0	0 0 0 0

Directors' Fees
  Pursuant to our director compensation policy, our non-employee directors each receive an annual retainer of $50,000 which is paid in equal installments on a quarterly basis and $50,000 of restricted stock units which vest over a two-year period. In addition, they receive $10,000 annually for being a member of a committee (the chairman of each committee receives an additional $5,000 per annum) and are reimbursed for all out-of-pocket expenses related to meetings attended. Under our policies, the grant date for the Non-Employee Director Annual Award is the fifth day of the month following the date of the annual stockholder meeting.

2019 Director Compensation
Name	Fees Earned or Paid in Cash $ (1)	Stock Awards $ (1)(2)	Total $

Terry L. Jones (3)	85,000	49,857	134,857

Brian W. McNeill (3)	80,000	49,857	129,857

D. Geoffrey Armstrong (3)	75,000	49,857	124,857

Ronald E. Blaylock	60,000	25,697	85,697

(1)	The dollar amount recognized for financial accounting statement reporting purposes in 2019 in accordance with ASC 718.

(2)	On June 17, 2019 each non-employee director was awarded 25,000 restricted shares of Class D common stock.
The number of shares was determined by dividing $2.00, the closing price of our Class D common stock on June 17, 2019 into $50,000.
On June 15, 2018 each non-employee director was awarded 23,256 restricted shares of Class D common stock.
The number of shares was determined by dividing $2.15, the closing price of our Class D common stock on June 16, 2018 into $50,000.

(3)	199,272 exercisable options outstanding in the aggregate as of December 31, 2019.

Equity Compensation Plan Information

    The following table sets forth, as of December 31, 2019, the number of shares of Class A and Class D common stock that are issuable upon the exercise of stock options outstanding under our Urban One 2019 Equity and Other Incentive Plan.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders

Urban One, Inc. 2019 Stock Option and Restricted Stock Grant Plan
Class D	2,451,538	$2.13	3,048,462

Total	2,451,538	$2.13	3,048,462

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders

Radio One, Inc. Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan
Class A	0	$2.13	0
Class D	0	2.13	0

Radio One, Inc. 2009 Stock Option and Restricted Stock Grant Plan
Class D	1,745,390	2.13	0

Total	1,745,390	$2.13	0

AUDIT COMMITTEE REPORT

    This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of Urban One's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.
    The audit committee's responsibilities are described in its written charter adopted by the board. The audit committee charter is posted on Urban One's website located at https://urban1.com/urban-one-investor-relations/.   The audit committee fulfills its responsibilities through periodic meetings with our independent registered public accounting firm and management.  The audit committee reviews the financial information that will be provided to stockholders and others, the systems of internal controls that management and the board have established, and the audit process. In fulfilling these responsibilities, the committee, among other things, oversees the independent registered public accounting firm and confirms their independence, reviews the adequacy of the system of internal accounting controls and internal control over financial reporting, reviews financial statements, earnings releases and accounting matters, and reviews related party transactions.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

    The committee meetings regularly included separate sessions with the independent registered public accounting firm, in each case without the presence of Urban One's management.  As part of its oversight of Urban One's financial statements, the committee reviewed and discussed with both management and the independent registered public accounting firm the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2019, and quarterly operating results prior to their issuance.

The committee also typically holds discussions with management and the independent registered public accounting firm regarding the effectiveness of Urban One's internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Even though not required due to the Company's status as an non-accelerated filer for the year ended December 31, 2019, such discussion was held in connection with the filing of the Form 10-K for 2019.  The committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard AS 1301, "Communications with Audit Committees," as amended, which includes, among other items, matters related to the conduct of the annual audit of Urban One's financial statements. In addition, the committee discussed with the independent registered public accounting firm the auditor's independence from Urban One and its management, including the matters in the written disclosures required by AS 1005,  "Independence,"   and the committee satisfied itself as to the independent registered public accounting firm's independence.

 During 2019, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the committee. Management also advised the committee of the following three items:

During the three month period ended March 31, 2019, the Company previously recorded a non-cash tax provision adjustment of approximately $3.4 million relating to the fourth quarter of 2018. The Company determined that correcting the error in the three month period ended March 31, 2019 materially misstated the statement of operations for this period. As a result, management determined that the Company did not maintain effective internal controls over its evaluation and review of the correction of the out of period adjustments in its interim financial statements.

During the three month period ended September 30, 2019, management determined that we did not design and maintain effective controls over the completeness and accuracy of the balances of the income tax related accounts. Specifically, the Company's monitoring and control activities related to i) accounting for deferred tax assets and liabilities and ii) uncertain tax positions were not operating effectively. As a result of this material weakness, adjustments to the deferred income taxes and income tax provision as of and for the three month period ended September 30, 2019 were identified.

During the three month period ended December 31, 2019, management determined that we did not design and maintain effective controls over the adoption of ASC 842 right of use assets and lease liability accounts and related lease accounting activity. This deficiency represents a material weakness in the Company's internal controls over financial reporting at December 31, 2019. As a result of this material weakness, adjustments were made to revise previously reported operating income and interest expense for each quarter during 2019 and to adjust the right of use assets and lease liabilities as of and for the three month period ended December 31, 2019.

 These material weaknesses could result in misstatements of the aforementioned accounts and disclosures that would result in a material misstatement of the consolidated financial statements that would not be prevented or detected.

Remediation Actions

During the quarter ended December 31, 2019, Management took the following actions to remediate these material weaknesses:

•	Strengthened the Finance and Accounting functions and engaged additional resources with the appropriate depth of experience for our Finance and Accounting departments

•	Implemented a required senior management, legal and accounting review to specifically address all disclosures and related financial information

•	Strengthened the existing internal controls related to estimating and accounting for deferred income taxes and determining the effective tax rate

•	Implemented specific review procedures designed to enhance our income tax monitoring control

•	Strengthened our current income tax control activities with improved documentation standards, technical oversight and training

Management has substantially completed the remediation activities as of the date of this report and believe that they have strengthened their controls to address the identified material weaknesses. However, control weaknesses are not considered remediated until new internal controls have been operational for a period of time, are tested, and management concludes that these controls are operating effectively. They expect to complete the remediation process in 2020.

Under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, The Company's management conducted an assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 based on the criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). Based on this assessment, our management has concluded that our internal control over financial reporting was ineffective as of December 31, 2019.

In reliance on the reviews and discussions referred to above, the committee recommended to the board, and the board approved, the inclusion of the audited financial statements in Urban One's Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Respectfully submitted,

Audit Committee:

D. Geoffrey Armstrong, Chairman
Brian W. McNeill
Terry L. Jones

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We review all transactions and relationships in which Urban One and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.  In addition, our code of ethics requires our directors, executive officers and principal financial officers to report to the board or the audit committee any situation that could be perceived as a conflict of interest.  Once a related person transaction has been identified, the board of directors may appoint a special committee of the board of directors to review and, if appropriate, approve such transaction.  The special committee will consider the material facts, such as the nature of the related person's interest in the transaction, the terms of the transaction, the importance of the transaction to the related person and to us, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and other matters it deems appropriate.  As required under the SEC rules, we disclose in the proxy statement related party transactions that are directly or indirectly material to us or a related person.

 Reach Media operates the Tom Joyner Foundation's Fantastic Voyage® (the "Fantastic Voyage®"), a fund-raising event, on behalf of the Tom Joyner Foundation, Inc. (the "Foundation"), a 501(c)(3) entity. The agreements under which the Fantastic Voyage® operates provide that Reach Media provide all necessary operations of the cruise and that Reach Media will be reimbursed its expenditures and receive a fee plus a performance bonus for the cruise. Distributions from operating income or operating revenues, depending upon the year, are in the following order until the funds are depleted: up to $250,000 to the Foundation, reimbursement of Reach's expenditures, up to $1.0 million fee to Reach, a performance bonus of up to 50% of remaining operating income to Reach, with the balance remaining with the Foundation. For years 2020 through 2022, $250,000 to the Foundation is guaranteed. Reach Media's earnings for the Fantastic Voyage® may not exceed $1.7 million in 2018 and 2019, nor $1.75 million in 2020 and thereafter. The Foundation's remittances to Reach Media under the agreements are limited to its Fantastic Voyage®-related cash collections. Reach Media bears the risk should the Fantastic Voyage® sustain a loss and bears all credit risk associated with the related customer cabin sales. The agreement between Reach and the Foundation automatically renews annually unless termination is mutually agreed or unless a party's financial requirements are not met, in which case that party not in breach of their obligations has the right, but not the obligation, to terminate unilaterally. As of December 31, 2019 and December 31, 2018, the Foundation owed Reach Media $24,000 and $208,000, respectively, under the agreements for the operation of the cruises.

 For the year ended December 31, 2019, Reach Media's revenues, expenses, and operating income for the Fantastic Voyage® were approximately $10.2 million, $8.5 million, and $1.7 million, respectively, and for the year ended December 31, 2018, approximately $9.3 million, $7.6 million, and $1.7 million, respectively. The Fantastic Voyage® took place during the second quarters of both 2019 and 2018.

PROPOSAL 3 —RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    Our financial statements for the year ended December 31, 2019, have been audited by BDO USA, LLP, our independent registered public accounting firm. The board of directors has appointed BDO USA, LLP as independent registered public accounting firm to audit our financial statements for the year ending December 31, 2020.  Although not required by the bylaws or other applicable laws, the Board of Directors, in accordance with accepted corporate practice, is asking stockholders to ratify the action of the board of directors in appointing the firm of BDO USA, LLP to be the independent registered public accounting firm of Urban One for the year ending December 31, 2020, and to perform such other services as may be requested.

    Whether the selection of BDO USA, LLP is ratified or not by our stockholders at the annual meeting, the Board of Directors in its discretion may select and appoint a different independent registered public accounting firm at any time. In all cases, the Board of Directors will make any determination as to the selection of Urban One's independent registered public accounting firm in light of the best interests of Urban One and its stockholders.

    Representatives of BDO USA, LLP will be present at the meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

  The following table shows the fees paid by us for audit and other services provided by BDO USA, LLP during 2019 and 2018.

	Year Ended December 31,
	2019	2018
Audit fees (1)	$1,429,400	$1,389,500
Tax fees (2)	19,385	-
All other fees (3)	-	17,900

__________
(1)
Consists of professional services rendered in connection with the audit of our financial statements for the most recent fiscal year, reviews of the financial statements included in our quarterly reports on Form 10-Q during the fiscal years ended December 31, 2019 and 2018, respectively, and the issuance of consents for filings with the SEC.

(2)	Consists of professional services rendered in connection with corporate income tax compliance.

(3)	Fees for permitted advisory services.

Pre-Approval Policies and Procedures

    The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed for Urban One by BDO USA, LLP. This policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. The audit committee has delegated to the chairman of the audit committee authority to approve permitted services up to a certain amount provided that the chairman reports any decisions to the audit committee at its next scheduled meeting.

The Board Unanimously Recommends that You Vote "For"
the Ratification of BDO USA, LLP as the Independent Registered Public Accounting Firm
for the Year Ending December 31, 2020.

PROPOSAL 4 — APPROVAL TO EFFECT A REVERSE STOCK SPLIT

General

Our board of directors has approved, and is hereby soliciting stockholder approval of an amendment to our certificate of incorporation to effect a reverse stock split at a ratio of not less than one-for-two and not more than one-for-fifty substantially in the form set forth in Appendix A to this proxy statement (the "Reverse Stock Split Amendment"). A vote in favor of this Proposal 4 will constitute approval of the Reverse Stock Split Amendment providing for the combination of any whole number of shares of common stock between and including two and fifty into one share of common stock and will grant our board of directors the authority to select any exchange ratio within that range to be implemented.  If stockholders approve this proposal, our board of directors will have the authority, but not the obligation, in its sole discretion and without further action on the part of the stockholders, to select one of the approved reverse stock split ratios and effect the approved reverse stock split by filing the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware at any time after the approval of the Reverse Stock Split Amendment. If the Reverse Stock Split Amendment has not been filed with the Secretary of State of the State of Delaware by the close of business on December 31, 2021, the board of directors will abandon the Reverse Stock Split Amendment. If the reverse stock split is implemented, the Reverse Stock Split Amendment would not change the par value of a share of our common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the reverse stock split as such stockholder held immediately prior to the reverse stock split.

Our board of directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the board with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve Proposal 4, the reverse stock split will be effected, if at all, only upon a determination by the board of directors that the reverse stock split is in the Company's and the stockholders' best interests at that time. In connection with any determination to effect the reverse stock split, the board of directors will set the time for such a split and select a specific ratio within the range. These determinations will be made by the board of directors with the intention to create the greatest marketability for our common stock based upon prevailing market conditions at that time.

The board of directors reserves its right to elect to abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders.

Purpose of the reverse stock split

Our Class A common stock currently trades on the NASDAQ Capital Market under the symbol "UONE". Our Class D common stock currently trades on the NASDAQ Global Select Market under the symbols "UONEK".  Each of the NASDAQ Capital Market and the NASDAQ Global Select Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchanges. One of these criteria is that a company's common stock have a trading price that is greater than or equal to $1.00 per share.  Currently, we meet all of the NASDAQ Global Select Market's and NASDAQ Capital Market's continued listing criteria, including the minimum trading price requirement.  However, recently as a result of global economic uncertainty due the coronavirus pandemic world's equity markets have faced tremendous downward pressure.  As a result, our Class D shares recently traded under $1.00 per share.  Given the trading behavior of our stock over the last weeks, the volatility of the markets due to the ongoing global pandemic and the uncertainty about the severity and duration of the pandemic, we believe that approval of this proposal is prudent as a preemptive measure in the event of either class of our stock trades under $1.00 again for an extended period of time.  Further, certain institutional investors are prohibited from investing in shares priced under certain dollar thresholds.  Therefore, effecting a reverse stock split may make our stock more attractive to institutional and other investors by increasing the per share price above such thresholds.

The purpose of the reverse stock split is to increase the per share trading value of both our Class A and Class D common stock. Our board of directors intends to effect the proposed reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading prices for our Class A and Class D common stock, and only if the implementation of a reverse stock split is determined by the board of directors to be in the best interests of the Company and its stockholders. Our board of directors may exercise its discretion not to implement a reverse stock split.

Impact of the reverse stock split if implemented

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all classes (Class A, Class B, Class C and Class D) of our common stock. The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder's percentage ownership interest in the Company. As described below, holders of common stock otherwise entitled to a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-reverse stock split holders of our common stock to the extent there are concurrent stockholders who would otherwise receive less than one share of common stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder's proportionate voting power (subject to the treatment of fractional shares).

The principal effects of the Reverse Stock Split Amendment will be that:

•
depending on the ratio for the reverse stock split selected by our board of directors, each two shares or up to fifty shares of common stock owned by a stockholder, or any whole number of shares of common stock between two and up to fifty as determined by the board of directors, will be combined into one new share of common stock;

•
the number of shares of common stock issued and outstanding across all classes will be reduced from approximately 56.2 million shares (as of April 17, 2020) to a range of approximately 1.1 million shares to 28.1 million shares, depending upon the reverse stock split ratio selected by the board of directors;

•
because the number of issued and outstanding shares of common stock will decrease as result of the reverse stock split, the number of authorized but unissued shares of common stock may increase on a relative basis. These additional shares of authorized common stock would be available for issuance at the discretion of our board of directors from time to time for corporate purposes such as raising additional capital and settling outstanding obligations, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock;

•
based upon the reverse stock split ratio selected by our board of directors, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or conversion of all outstanding options, restricted stock awards, restricted stock units, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock, which will result in approximately the same aggregate price being required to be paid for such options and restricted stock awards and units upon exercise immediately preceding the reverse stock split; and

•
the number of shares reserved for issuance or pursuant to the securities or plans described in the immediately preceding bullet will be reduced proportionately based upon the reverse stock split ratio selected by our board of directors.

Certain Risks Associated with the reverse stock split

If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding. There can be no assurance that the reverse stock split will result in any particular price for our common stock. As a result, the trading liquidity of our common stock may not necessarily improve.

There can be no assurance that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. For example, based on the closing prices of our common stock on March 24 and 25, 2020 of $0.87 per share, if the reverse stock split were implemented and approved for a reverse stock split ratio of one-for-ten, there can be no assurance that the post-split market price of our common stock would be $8.70 or greater. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

Because the number of issued and outstanding shares of common stock would decrease as result of the reverse stock split, the number of authorized but unissued shares of common stock may increase on a relative basis. If we issue additional shares of common stock, the ownership interest of our current stockholders would be diluted, possibly substantially.

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of the company with another company.

The reverse stock split may result in some stockholders owning "odd lots" of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

Our board of directors intends to effect the reverse stock split only if it believes that a decrease in the number of shares is likely to improve the trading price of our common stock and if the implementation of the reverse stock split is determined by the board of directors to be in the best interests of the Company and its stockholders.

Effective Time

The proposed reverse stock split would become effective as of 11:59 p.m., Eastern Time, (the "Effective Time") on the date of filing the Reverse Stock Split Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into one share of our common stock in accordance with the reverse stock split ratio determined by our board of directors.

After the Effective Time, our Class A and Class D common stock will each have new committee on uniform securities identification procedures ("CUSIP") numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to periodic reporting and other requirements of the Exchange Act.  Our Class A common stock will continue to be listed on the NASDAQ Capital Market under the symbol "UONE" and our Class D common stock will continue to be listed on the NASDAQ Global Select Market under the symbol "UONEK", although NASDAQ will add the letter "D" to the end of the trading symbol for a period of 20 trading days after the effective date to indicate that the reverse stock split has occurred.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by our board of directors that a reverse stock split (at a ratio determined by the board of directors as described above) is in the best interests of the Company and the stockholders.   In determining whether to implement the reverse stock split and which reverse stock split ratio to implement, if any, following receipt of stockholder approval of the reverse stock split, our board of directors may consider, among other things, various factors, such as:

·	the historical trading price and trading volume of our common stock;

·	the then-prevailing trading price and trading volume of our common stock and the expected impact of the reverse stock split on the trading market for our common stock in the short- and long-term;

·	the continued listing requirements for our common stock on the NASDAQ or other applicable exchange;

·	the number of shares of common stock outstanding;

·	which reverse stock split ratio would result in the least administrative cost to us;

·	prevailing general market and economic conditions; and

·
whether and when our board of directors desires to have the additional authorized but unissued shares of common stock that will result from the implementation of a reverse stock split available to provide the flexibility to use our common stock for business and/or financial purposes, as well as to accommodate the shares of our common stock to be authorized and reserved for future equity awards under our long-term incentive plans.

Fractional Shares

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, our transfer agent for the registered stockholders will aggregate all fractional shares and arrange for them to be sold as soon as practicable after the Effective Time at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholder's pro-rata share of the total net proceeds of these sales. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date a stockholder receives payment for the cashed-out shares. The payment amount will be paid to the stockholder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, a stockholder will have no further interest in the Company with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

Effect on Beneficial Holders of Common Stock (i.e. stockholders who hold in "street name")

Upon the reverse stock split, we intend to treat shares held by stockholders in "street name," through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in "street name." However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered "Book-Entry" Holders of Common Stock (i.e. stockholders that are registered on the transfer agent's books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder's address of record indicating the number of shares of common stock held following the reverse stock split.

If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder's registered address as soon as practicable after the Effective Time. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time of the reverse stock split and the date payment is received.

Effect on Certificated Shares

Stockholders holding shares of our common stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of our common stock ("Old Certificates") to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock ("New Certificates"). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock which they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split common stock to which these stockholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under "Fractional Shares."

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Accounting Matters

The reverse stock split will not affect the par value of a share of our common stock. As a result, as of the Effective Time of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Material Federal Income Tax Consequences
The following is a summary of the material U.S. federal income tax consequences of a reverse stock split to our stockholders. This summary addresses only stockholders who hold our common stock as capital assets. Moreover, this summary does not purport to be complete and does not address stockholders subject to special rules, such as: dealers in securities or currencies; financial institutions; regulated investment companies; real estate investment trusts; insurance companies; tax-exempt organizations; persons holding our common stock as part of a straddle, hedge or conversion transaction; traders in securities that have elected the mark-to-market method of accounting with respect to our common stock, partnerships or other pass-through entities for U.S. federal income tax purposes; persons whose "functional currency" is not the U.S. dollar; U.S. expatriates; non-U.S. stockholders (as defined below) who actually or constructively hold (or actually or constructively held at any time during the 5-year period ending on the date such stockholders exchange their shares of our common stock in a reverse stock split) 5% or more of our common stock; or stockholders who acquired their shares of our common stock pursuant to the exercise of employee stock options or otherwise as compensation. Further, it does not address any state, local, estate or foreign tax consequences. The summary is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse stock split. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the U.S. federal income tax consequences of a reverse stock split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of common stock in exchange for their old shares of common stock. Because the reverse stock split is not part of a plan to increase periodically a stockholder's proportionate interest in our assets or earnings and profits, the reverse stock split will have the following U.S. federal income tax effects. A stockholder who receives solely a reduced number of shares of common stock will not recognize gain or loss. In the aggregate, a stockholder's basis in the reduced number of shares of common stock will equal the stockholder's basis in its old shares of common stock, and the holding period in the reduced number of shares will include the holding period in the shares exchanged. A stockholder who receives cash in lieu of a fractional share as a result of the reverse stock split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code. Generally, if redemption of the fractional shares of all stockholders reduces the percentage of the total voting power held by a particular redeemed stockholder (determined by including the voting power held by certain related persons), the stockholder should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. The gain or loss generally will be a capital gain or loss and generally will be a long-term gain or loss if the stockholder's holding period in the fractional share exceeds 12 months. In the aggregate, a stockholder's basis in the reduced number of shares of common stock will equal the stockholder's basis in its old shares of common stock decreased by the basis allocated to the fractional share for which the stockholder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged. If the redemption of the fractional shares of all stockholders leaves the particular redeemed stockholder with no reduction in the stockholder's percentage of total voting power (determined by including the voting power held by certain related persons), it is likely that cash received in lieu of a fractional share would be treated as a distribution under Section 301 of the Code that is generally taxable income to the stockholder. Stockholders should consult their own tax advisors regarding the tax consequences to them of a payment for fractional shares.

In the event the applicable withholding agent determines, or is unable to determine, whether cash received in lieu of a fractional share should be treated as a distribution under Section 301 of the Code, the withholding agent may withhold U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount of cash received in lieu of a fractional share of our common stock by a non-U.S. stockholder. A non-U.S. stockholder is a stockholder that is not: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions; (c) a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons (as defined in the Code) or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or (d) an estate that is subject to U.S. federal income taxation on its income regardless of its source. A non-U.S. stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if (i) the cash received in lieu of a fractional share received by the non-U.S. stockholder does not have the effect of a distribution under Section 301 of the Code or (ii) the non-U.S. stockholder is otherwise eligible for a reduced rate of, or exemption from, such tax. Non-U.S. stockholders are encouraged to consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

The Foreign Account Tax Compliance Act provisions of the Code ("FATCA") impose a 30% withholding tax on distributions under Section 301 of the Code paid on stock in a domestic corporation, if such stock is held by or through certain foreign entities, unless such foreign entities satisfy specific information reporting or other compliance provisions or an exemption applies. As a result, FATCA withholding may apply to cash received in lieu of a fractional share to the extent it is treated as a distribution under Section 301 of the Code. Stockholders are encouraged to consult their tax advisors regarding the application of FATCA to their particular circumstances.

We will not recognize any gain or loss as a result of the proposed reverse stock split.

Required Vote and Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of Class A and Class B common stock entitled to vote at the annual meeting will be required to approve the Reverse Stock Split Amendment.

The Board Unanimously Recommends a vote "For"
the Proposal to Amend Our Certificate of Incorporation to Effect a Reverse Stock Split at a ratio of not less than one-for-two and not more than one-for-fifty any time prior to December 31, 2021, with the exact ratio to be determined by our Board of Directors.

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

    In order for a stockholder proposal intended to be presented pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement for the 2021 annual meeting, we must receive it no later than January 1, 2021, the date that is expected to be approximately 120 days prior to the mailing of the proxy statement for the 2021 annual meeting of stockholders.  To be considered for inclusion in our proxy statement for that meeting, the stockholder proposal must be in compliance with Rule 14a-8 under the Exchange Act. In order for a stockholder proposal outside of Rule 14a-8 to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, the stockholder proposal must be received by Urban One no later than March 10, 2021.  Stockholder proposals must be submitted by written notice delivered to the Assistant Secretary, Urban One, Inc., 14th Floor, 1010 Wayne Avenue, Silver Spring, Maryland 20910.

OTHER BUSINESS

    At this time, the board of directors does not know of any business to be brought before the meeting other than the matters described in the notice of annual meeting. However, if a stockholder properly brings any other matters for action, each person named in the accompanying proxy intends to vote the proxy in accordance with his or her judgment on such matters.

                                         By Order of the Board of Directors,

                                                          Karen Wishart
                                                   Assistant Secretary

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
URBAN ONE, INC.

Pursuant to Section 242 of
the General Corporation Law
of the State of Delaware

    URBAN ONE, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

    FIRST:   Upon the filing and effectiveness (the "Effective Time") pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Corporation's Amended and Restated Certificate of Incorporation (as amended by that certain Certificate of Amendment dated as of May 5, 2017) , each [___ (__)] shares of the Corporation's Class A Common Stock, par value $.001 per share (the "Class A Common Stock"),  Class B Common Stock, par value $.001 per share (the "Class B Common Stock"), Class C Common Stock, par value $.001 per share (the "Class C Common Stock"), and Class D Common Stock, par value $.001 per share (the "Class D Common Stock"), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of  Class A Common Stock,  Class B Common Stock, Class C Common Stock or Class D Common Stock, respectively, without any further action by the Corporation or the holder thereof.  No fractional shares shall be issued and instead, all fractions of shares will be rounded up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock, as the case may be (the "Old Certificates"), shall thereafter represent that number of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock, as the case may be, into which the shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock, as the case may be, represented by the Old Certificates shall have been combined, subject to the rounding up of fractional share interests as described above.

    SECOND:   This Certificate of Amendment shall become effective as of 11:59 p.m. on the filing date hereof.

    THIRD:   This Certificate of Amendment was duly authorized by the Corporation's Board of Directors and adopted by the Corporation's stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [      ] day of           , 20  .

URBAN ONE, INC.

By: _________________________________
Name:
Title:

URBAN ONE, INC.
1010 WAYNE AVENUE, 14TH FLOOR
SILVER SPRING, MD 20910
ATTN: KAREN WISHART

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D04054-P38639 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

URBAN ONE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

For All	Withhold All	For All Except
!	!	!

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Class A Directors

NOMINEES:

1) Brian W. McNeill — Class A Director
2) Terry L. Jones — Class A Director

2. Election of Class B Directors

NOMINEES:

3) Catherine L. Hughes — Class B Director
4) Alfred C. Liggins, III — Class B Director
5) D. Geoffrey Armstrong — Class B Director

Vote on Proposals:

For address changes and/or comments, please check this box and write them on the back where indicated. !

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on 6/16/2020.

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D04055-P38639

URBAN ONE, INC.

Telephonic Annual Meeting of Stockholders

June 16, 2020

9:30 AM, EDT

This proxy is solicited by the Board of Directors

The Stockholder(s) hereby appoint(s) Peter D. Thompson and Karen Wishart, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Urban One, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, Eastern Time on June 16, 2020. Due to the global coronavirus pandemic, the 2020 Annual Meeting of Stockholders will be held exclusively via live teleconference on June 16, 2020, at 9:30 A.M., Eastern Time. There will not be a physical meeting location. The 2020 Annual Meeting can be accessed by calling toll free 1-844-291-6362 and entering the access code 3638640 at the prompt. You will be able to listen to the meeting live and submit questions during the question and answer period. You can vote by phone or online prior to the meeting by following the instructions on your proxy card. We encourage you to allow ample time for dial-in prior to the call. Please note that you will not be able to attend the meeting in person.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side